UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 12, 2006

OAKRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Utah	0-8532	87-0287176

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)
4613 Jacksboro Highway
Wichita Falls, Texas 76302
(Address of principal executive offices and zip code)
(940) 322-4772
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
     On June 12, 2006, Denali Partners, LLC (“Denali”) elected to terminate the Contract to Buy and Sell Real Estate (the “Purchase Agreement”), by and between Denali and Oakridge Energy, Inc. (the “Company”), under which the Company agreed to sell approximately 1,965 acres of land that it owns on Ewing Mesa adjacent to the City of Durango, Colorado to Denali for the price of $40,000,000.
     The Purchase Agreement initially provided for a 60-day inspection and study period for Denali to be satisfied with all aspects of the property. Pursuant to the Agreement to Amend/Extend Contract, dated as of May 4, 2006, by and between Denali and the Company, the 60-day inspection period was extended to June 19, 2006 to provide additional time for completion of the survey. On June 12, 2006, Denali sent the Company written notice of its election to terminate in accordance with the termination provisions of the Contract. Denali will have no further obligation to the Company. The initial $2,000,000 earnest money deposit has been returned to Denali.
Item 8.01 Other Events
     On June 16, 2006, the Company issued a press release relating to the termination of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 16, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OAKRIDGE ENERGY, INC. (Registrant)
Date: June 16, 2006
	By:	/s/ Sandra Pautsky
Sandra Pautsky President and Principal Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 16, 2006